DXP ENTERPRISES ANNOUNCES 2016 FOURTH QUARTER AND FISCAL YEAR 2016 RESULTS

•	Fiscal year 2016 sales of $962 million
•	Solid full year GAAP diluted EPS of $0.49
•	Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization ("EBITDA") of $55.2 million, or 5.7 percent of sales.
•	Recorded $5.6 million gain on sale of Vertex from $31.5 million of proceeds
•	Solid free cash flow of $43.1 million, excluding Q1 cash outflow of $9.4 million, free cash flow for fiscal 2016 was $52.5 million
•	Net proceeds of $52.2 million via common stock offerings with the issuance of 2.7 million shares
•	Reduced total debt by $125.9 million for the year

Houston, TX, -- March 31, 2017 – DXP Enterprises, Inc. (NASDAQ: DXPE) today announced financial results for the fourth quarter and fiscal year ending December 31, 2016. A reconciliation of the non-GAAP financial measures is in the back of this press release.

Fourth Quarter 2016 financial highlights:

•
Sales were $222.3 million for the fourth quarter of 2016, a decrease of 3.4 percent from the third quarter and a decrease of 20.2 percent compared to $278.7 million for the fourth quarter of 2015.  Adjusting the third quarter of 2016 and fourth quarter of 2015 for the sale of Vertex, sales decreased 0.3 percent compared to the third quarter and 18.1 percent compared to the fourth quarter of 2015, respectively.

•
Earnings per diluted share for the fourth quarter was $0.42 based upon 17.4 million diluted shares, compared to $0.02 per share in the third quarter of 2016, based on 15.4 million diluted shares.  In the fourth quarter of 2015, the loss per diluted share was $0.20 on 14.5 million shares which includes impairment expense of $9.8 million.

•
Earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter was $20.4 million compared to $12.8 million for the third quarter of 2016, an increase of 59.9 percent.  The increase includes a $5.6 million gain on the sale of Vertex.  Excluding the gain, EBITDA for the fourth quarter was $14.8 million or 6.7 percent of sales.  EBITDA as a percentage of sales was 9.2 percent and 5.6 percent for the fourth and third quarter, respectively, as reported.  In the fourth quarter of 2015, EBITDA was $13.6 million or 4.9 percent of sales.

•	Free cash flow (cash flow from operating activities less capital expenditures) for the fourth quarter was $10.9 million or 53 percent of EBITDA.

Fiscal Year 2016 financial highlights:

•
Sales were $962.1 million for fiscal year 2016, compared to $1.2 billion for fiscal year 2015, a decrease of 22.9 percent.  Organic sales decreased 23.6 percent, acquisitions positively impacted sales by $15.1 million for 2016.

•	Gross profit was $264.8 million, or 27.5 percent of sales for the fiscal year 2016, compared to $352.0 million, or 28.2 percent of sales for the fiscal year 2015.
•	Selling, general and administrative (SG&A) expenses were $245.5 million, or 25.5 percent of sales for fiscal 2016, compared to $303.8 million, or 24.4 percent of sales for fiscal 2015.
•	Earnings per diluted share for the fiscal year 2016 was $0.49 based upon 15.9 million diluted shares, compared to a loss of $2.68 per share in fiscal 2015, based on 14.4 million diluted shares.
•	Adjusted EBITDA was $55.2 million for fiscal 2016, compared to $74.0 million for fiscal 2015. EBITDA as a percentage of sales was 5.7 percent and 5.9 percent in fiscal 2016 and 2015, respectively.
•	Free cash flow (cash flow from operating activities less capital expenditures) for fiscal 2016 was $43.1 million compared to $84.0 million for fiscal 2015.

David R. Little, Chairman and CEO remarked, "We are encouraged by our finish to the fiscal year and DXP's operational execution against the challenging oil & gas and industrial environment. While we fought through difficult market conditions, 2016 was a successful year as we were able to improve our balance sheet and position DXP in a volatile period in our history. We maintained a collective focus while advancing and positioning DXP for long-term growth.  DXP's fourth quarter results indicate we have bottomed and full-year 2016 results were in-line with our expectations after we adjusted during the first half of the year. We are also encouraged by the general increased optimism about the macroeconomic environment.  Our efforts to win business, serve our customers, reduce costs and improve efficiencies through the past two years are driving performance.  We are grateful for the continued hard work and dedication of all our "DXPeople".

As we look at our financial performance, DXP's fiscal 2016 sales were $962.1 million, or a 22.9 percent decline over fiscal 2015. Fiscal 2016 sales were $621.0 million for Service Centers, $187.1 million for Innovative Pumping Solutions and $154.0 million for Supply Chain Services. DXP produced adjusted EBITDA of $55.2 million. Free cash flow combined with proceeds from the sale of Vertex and equity issuance, allowed DXP to pay down debt by $125.9 million since the end of fiscal 2015. We remain pleased with our ability to generate cash and manage our resources while continuing to position DXP for the future.

We are cautiously optimistic that certain energy and industrial customers' budgets may improve off current low levels and we anticipate a better fiscal year 2017. As such, we remain focused on controlling what we can by improving our ability to serve existing and new customers, continually focus on enhancing and improving our operational execution, investing in products and people and strategically aligning DXP for the next up cycle.  We believe these efforts will pivot DXP towards growth and position the Company successfully through cycles regardless of market conditions over the short and long term. DXP remains well positioned to drive value for all our stakeholders as the market begins to turn."

Mac McConnell, CFO added, "DXP 2016 financial performance reflects the challenges we continued to experience during fiscal 2016. During fiscal 2016, selling, general and administrative ("SG&A") costs were reduced by 19.2 percent or by $58.3 million. Since 2014, we have reduced SG&A by over $82.4 million or 25.1 percent. Also, DXP generated $43.1 million in free cash flow. DXP paid down debt by $125.9 million.  Total debt outstanding as of December 31, 2016 was $225.7 million. DXP's debt pay down was driven by free cash flow, as well as proceeds from the sales of Vertex and issuance of shares in conjunction with DXP's common stock offerings.  During the fiscal year, DXP also successfully amended its credit facility three times and met all requirements including prepaying the $30 million mandatory payment due by December 31, 2016 and the $25 million payment due by March 31, 2017. We look forward to refinancing our debt in the near future. Today, the primary covenant DXP has is a minimum monthly trailing twelve months EBITDA covenant ranging from $39.0 million to $43.3 million.  As we move into fiscal 2017, we are excited by the tone at DXP and externally."

We will host a conference call regarding 2016 fourth quarter and fiscal 2016 financial results on the Company's website (www.dxpe.com) Friday, March 31, 2017 at 9 am CST. Web participants are encouraged to go to the Company's website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The online archived replay will be available immediately after the conference call at www.dxpe.com and at www.viavid.net.

DXP Enterprises 2016 fourth quarter and fiscal 2016 business segment results:

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Service Centers' revenue for the fiscal year was $621.0 million, a decline of 24.9 percent year-over-year with a 7.7 percent operating income margin.  Organic revenue declined 26.1 percent year-over-year as the Tool Supply and Cortech acquisitions positively contributed $15.1 million in sales during 2016.

•	For the fourth quarter, revenue declined 8.1 percent sequentially with an 8.7 percent operating income margin. Adjusting for the sale of Vertex, revenue declined 3.7 percent.
•	Innovative Pumping Solutions' revenue for the fiscal year was $187.1 million, a decline of 26.6 percent year-over-year with a 5.3 percent operating income margin.
•	For the fourth quarter, revenue increased 14.3 percent sequentially with a 5.4 percent operating income margin
•	Supply Chain Services' revenue for the fiscal year was $154.0 million, a decline of 7.0 percent year-over-year with a 10.0 percent operating margin.
•	For the fourth quarter, revenue declined 2.8 percent sequentially with a 10.3 percent operating income margin

Non-GAAP Financial Measures
DXP supplements reporting of net income (loss) with non-GAAP measurements, including EBITDA, Adjusted EBITDA and free cash flow. This supplemental information should not be considered in isolation or as a substitute for the unaudited GAAP measurements. Additional information regarding EBITDA referred to in this press release is included below under "--Unaudited Reconciliation of Non-GAAP Financial Information."

The Company believes EBITDA provides additional information about: (i) operating performance, because it assists in comparing the operating performance of the business, as it removes the impact of non-cash depreciation and amortization expense as well as items not directly resulting from core operations such as interest expense and income taxes and (ii) the performance and the effectiveness of operational strategies.  Additionally, EBITDA performance is a component of a measure of the Company's financial covenants under its credit facility.  Furthermore, some investors use EBITDA as a supplemental measure to evaluate the overall operating performance of companies in the industry.  Management believes that some investors' understanding of performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing ongoing results of operations.  By providing this non-GAAP financial measure, together with a reconciliation from net income, the Company believes it is enhancing investors' understanding of the business and results of operations, as well as assisting investors in evaluating how well the Company is executing strategic initiatives.

About DXP Enterprises, Inc.
DXP Enterprises, Inc. is a leading products and service distributor that adds value and total cost savings solutions to industrial customers throughout the United States, Canada, Mexico and Dubai. DXP provides innovative pumping solutions, supply chain services and maintenance, repair, operating and production ("MROP") services that emphasize and utilize DXP's vast product knowledge and technical expertise in rotating equipment, bearings, power transmission, metal working, industrial supplies and safety products and services. DXP's breadth of MROP products and service solutions allows DXP to be flexible and customer-driven, creating competitive advantages for our customers. DXP's business segments include Service Centers, Innovative Pumping Solutions and Supply Chain Services. For more information, go to www.dxpe.com.

The Private Securities Litigation Reform Act of 1995 provides a "safe-harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company. These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. In some cases, you can identify forward-looking statements by terminology such as, but not limited to, "may," "will," "should," "intend," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "goal," or "continue" or the negative of such terms or other comparable terminology. For more information, review the Company's filings with the Securities and Exchange Commission.

DXP ENTERPRISES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS ($ thousands, except per share amounts)

	Years Ended December 31,		Three Months Ended December 31,
	2016	2015	2016	2015

Sales	$962,092	$1,247,043	$222,291	$278,681
Cost of sales	697,290	895,057	161,730	201,749
Gross profit	264,802	351,986	60,561	76,932
Selling, general and administrative expenses	245,470	303,819	53,009	71,483
Impairment expense	-	68,735	-	9,847
B27 settlement	-	7,348	-	-
Operating income (loss)	19,332	(27,916)	7,552	(4,398)
Other expense (income), net	(5,906)	72	(5,509)	139
Interest expense	15,564	10,932	3,866	3,027
Income (loss) before income taxes	9,674	(38,920)	9,195	(7,564)
Provision (benefit) for income taxes	2,523	150	2,064	(4,360)
Net income (loss)	7,151	(39,070)	7,131	(3,204)
Less: Net income (loss) attributable to non-controlling interest	(551)	(534)	(250)	(285)
Net income (loss) attributable to DXP Enterprises, Inc.	7,702	(38,536)	7,381	(2,919)
Preferred stock dividend	90	90	22	22
Net income (loss) attributable to common shareholders	$7,612	$(38,626)	$7,359	$(2,941)
Diluted earnings (loss) per share attributable to DXP Enterprises, Inc.	$0.49	$(2.68)	$0.42	$(0.20)
Weighted average common shares and common equivalent shares outstanding	15,882	14,423	17,411	14,520

SEGMENT DATA ($ thousands)

	Years ended December 31,				Three Months ended December 31,
	Service Centers	IPS	SCS	Total	Service Centers	IPS	SCS	Total
2016
Sales	$621,007	$187,124	$153,961	$962,092	$139,655	$45,510	$37,126	$222,291
Operating income for reportable segments	$47,634	$9,867	$15,449	$72,950	$12,155	$2,444	$3,838	$18,437

2015
Sales	$826,588	$254,829	$165,626	$1,247,043	$187,376	$52,202	$39,103	$278,681
Operating income for reportable segments	$78,170	$21,584	$14,213	$113,967	$16,228	$906	$3,378	$20,512

Reconciliation of Operating Income for Reportable Segments
($ thousands)

		Years Ended December 31,	Three Months Ended December 31,
	2016	2015	2016	2015
Operating income for reportable segments	$72,950	$113,967	$18,437	$20,512
Adjustment for:
B27 Settlement	-	7,348	-	-
Impairment	-	68,735	-	9,847
Amortization of intangibles	18,061	20,621	4,504	4,714
Corporate expense	35,557	45,179	6,381	10,349
Total operating income (loss)	19,332	(27,916)	7,552	(4,398)
Interest expense	15,564	10,932	3,866	3,027
Other expense (income), net	(5,906)	72	(5,509)	139
Income (loss) before income taxes	$9,674	$(38,920)	$9,195	$(7,564)

Unaudited Reconciliation of Non-GAAP Financial Information

The following table is a reconciliation of Adjusted EBITDA**, a non-GAAP financial measure, to income before income taxes, calculated and reported in accordance with U.S. GAAP ($ thousands)

	Years Ended December 31,		Three Months Ended December 31,
	2016	2015	2016	2015

Income (loss) before income taxes	$9,674	$(38,920)	$9,195	$(7,564)
Plus: impairment expense	-	68,735	-	9,847
Plus: interest expense	15,564	10,932	3,866	3,027
Plus: depreciation and amortization	29,994	33,243	7,367	8,328

Adjusted EBITDA	$55,232	$73,990	$20,428	$13,638

**Adjusted EBITDA – earnings before impairments, interest, taxes, depreciation and amortization